As filed with the Securities and Exchange Commission on April 17, 2007
Registration Statement No. 333-38722

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE
AMENDMENT NO. 2
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Green Mountain Power Corporation
(Exact name of Registrant as specified in Charter)

Vermont	03-0127430
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization

163 Acorn Lane, Colchester Vermont 05446, (802) 864-5731
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive office)

Donald J. Rendall, Jr.
Vice President and General Counsel
Green Mountain Power Corporation
163 Acorn Lane
Colchester Vermont 05446
(802) 864-5731
(Name, address, including zip code, and
telephone number including area code,
of agents for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

EXPLANATORY NOTE

This Amendment relates to Registration Statement No. 333-38722 on Form S-3 (the “Registration Statement”), Green Mountain Power Corporation, a Vermont corporation (the “Company”), registered 300,000 shares of its Common Stock, $3.33 1/3 par value per share, issuable under the Green Mountain Power Corporation Dividend Reinvestment and Stock Purchase Plan.

On April 12, 2007, pursuant to the terms of an Agreement and Plan of Merger, dated as of June 21, 2006 (the “Merger Agreement”), by and among Northern New England Energy Corporation (“Parent”), Northstars Merger Subsidiary Corporation (“Merger Sub”), a wholly-owned subsidiary of Parent, and Green Mountain Power Corporation (the “Company”), Merger Sub merged with and into the Company (the “Merger”). Under the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of the Company’s Common Stock, par value $3.33 1/3 per share, subject to certain limitations, was converted into the right to receive $35.00 in cash, without interest thereon.

As a result of the Merger, the Company intends to deregister its outstanding securities and has discontinued such plan. As a result of the Merger, the Company hereby removes from registration all of the shares of Common Stock which remain unsold pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in accordance with Rule 478(a), in the City of Colchester, State of Vermont, on this 17th day of April, 2007.

GREEN MOUNTAIN POWER CORPORATION (Registrant) By: /s/ Christopher L. Dutton Christopher L. Dutton President and Chief Executive Officer